Exhibit 99.1

Subject: Happy to see experts filing opinions on Appian case

Team Pega,

I wanted to share another positive development in the Appian case.

Unsurprisingly, the case has the attention of trade secret experts. On Monday, three prominent voices in the intellectual property (IP) space – a leading legal association, as well as two renowned law professors – shared their views of the case in court filings. Their impartial perspective is important: their motivations aren’t about helping Pega, but about preventing dangerous legal precedents this judgment could set if it were allowed to stand.

The American Intellectual Property Law Association (AIPLA) – a national organization of IP lawyers – focused on the trial court erroneously instructing the jury, saying:

•	“In what can be an emotionally-charged environment for trial, it is particularly important that the jury be instructed in clear and unambiguous terms.”

•	The trial court’s instruction was “not consistent with [Appian’s] burden to prove causation” for their damages claims, which “makes the instruction improper.”

In addition, Professors Pamela Samuelson and Mark Gergen – two of the nation’s preeminent IP legal scholars – wrote that:

•	The court gave the jury an instruction that was “deeply flawed,” and that it engaged in a “glaring error” that “overlooked [a] basic requirement” of trade secrets law.

•	They also said that “the court’s decision flies in the face” of the law.

It’s gratifying to see these experts making some of the same key points we made in our appeal about the errors in the case. You can read these filings in full on our website (www.pega.com/appian-lawsuit-statement). As with our appeal, feel free to share these with clients and/or partners who may have questions or who you think would be interested in seeing this information.

Thanks,

Ken

Ken Stillwell | Chief Operating Officer and Chief Financial Officer | Pegasystems Inc.